Product Supplement No. STOCK ARN-1 (To Prospectus dated November 8, 2024 and Prospectus Supplement dated November 8, 2024)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-282565
March 4, 2025
Accelerated Return Notes® “ARNs®” Linked to One or More Equity Securities

●ARNs are senior unsecured debt securities issued by The Bank of Nova Scotia (the “Bank”). Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of the Bank.

●ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs. Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the agents, or our or their respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

●ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

●If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, up to the Capped Value.

●If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease. In such case, you will lose some or all of the principal amount of your ARNs.

●This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

●For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure and the Capped Value, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

●ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

●Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

●BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer ARNs, and will act in a principal capacity in such role.

ARNs are unsecured and are not savings accounts or insured deposits of a bank. ARNs are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction. Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. You may lose all or a significant portion of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

Page

SUMMARY	PS-3
RISK FACTORS	PS-6
USE OF PROCEEDS AND HEDGING	PS-16
DESCRIPTION OF ARNS	PS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-30
SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES	PS-31
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-32
ERISA CONSIDERATIONS	PS-39

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ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the accompanying prospectus supplement, and the accompanying prospectus, as well as the applicable term sheet. None of us, BofAS or our or their respective affiliates have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the ARNs, you should not rely on it.

Key Terms:

General:

ARNs are senior unsecured debt securities issued by the Bank, are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC, and are not, either directly or indirectly, an obligation of any third party. They rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk.

The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose some or all of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem ARNs at any earlier date, except under the limited circumstances set forth below. We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Underlying Stock of a company other than us, the agents or our or their respective affiliates (the “Underlying Company”) represented either by a class of common equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act.

The Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the ARNs are priced for initial sale to the public (the “pricing date”), as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of ARNs—Basket Market Measures.”

The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below under “Description of ARNs—Market Disruption Events”) occurs and is continuing on the scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in “Description of ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures —Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be 300% for the ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:

The maximum Redemption Amount. Your investment return is limited to the return over the principal amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Price Multiplier:

Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “Description of ARNs—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease, and you will receive a Redemption Amount that is less than the principal amount.

Any payments due on the ARNs, including any repayment of principal, are subject to our credit risk as issuer of ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:

You may lose all or a significant portion of the principal amount of the ARNs. Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for the ARNs.

Calculation Agent:

The calculation agent will make all determinations associated with the ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as calculation agent for the ARNs. See “Description of ARNs—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to ARNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

None of us, the agents or our or their respective affiliates is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to the Bank.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

Structure-Related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on ARNs at maturity. The return on ARNs will be based on the performance of the Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Your return on the ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return over the principal amount is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure. The appreciation potential of ARNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

In addition, unless otherwise set forth in the applicable term sheet, or in the event of an adjustment as described in this product supplement under “Description of ARNs—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on any Underlying Stock or any other rights associated with any Underlying Stock. Thus, any return on the ARNs will not reflect the return you would realize if you actually owned shares of any Underlying Stock.

The Redemption Amount will not reflect changes in the value of the Market Measure other than on the calculation day. Changes in the value of the Market Measure during the term of ARNs other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain other times during the term of the ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.

If your ARNs are linked to a Basket, changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks. The Market Measure of your ARNs may be a Basket. In such case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket

Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.

Underlying Stock-Related Risks

You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock. In the ordinary course of business, we, the agents, and our or their respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of the notes, you will have no rights to receive shares of any Underlying Stock, and you will not be entitled to receive dividends or other distributions by any Underlying Company. ARNs are our debt securities. They are not equity instruments, shares of stock or securities of any other issuer. Investing in ARNs will not make you a holder of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock, or any positions that we, BofAS or any of our or their respective affiliates may take in connection with our hedging activities with respect to the ARNs. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned shares of any Underlying Stock and received the dividends paid or other distributions made in connection with them. Your ARNs will be paid in cash and you have no right to receive any shares of an Underlying Stock.

If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your ARNs, include:

●Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

●Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, social and other factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to foreign companies may differ from those applicable to U.S. companies.

●Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the agents and our or their respective affiliates do not control any Underlying Company and have not verified any disclosure made by any Underlying Company. We, the agents or our or their respective affiliates currently, or in the future, may engage in business with any Underlying Company, and we, the agents or our or their respective affiliates may from time to time own securities of any Underlying Company. However, none of us, the agents, or any of our or their respective affiliates has the ability to control any actions of any Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Stock or any Underlying Company. Any information in the applicable term sheet regarding an Underlying Stock and an Underlying Company is derived from publicly available information. Any prospective purchaser of the ARNs should undertake an independent investigation of any Underlying Stock and any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs.

No Underlying Company will have any obligations relating to ARNs and none of us, the agents, or our or their respective affiliates will perform any due diligence procedures with respect to any Underlying Company. No Underlying Company will have any financial or legal obligation with respect to ARNs or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including when taking any corporate actions that might adversely affect the value of an Underlying Stock or the value of ARNs. An Underlying Company will not receive any of the proceeds from any offering of ARNs, and will not be responsible for, or participate in, the offering of ARNs or the determination or calculation of the amount payable on ARNs.

None of us, the agents, or any of our or their respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of ARNs. None of us, the agents, or any of our or their respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of ARNs should undertake such independent investigation of an Underlying Stock and an Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in ARNs.

The Price Multiplier or other terms of the ARNs will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier or other terms of ARNs may be adjusted for the specified corporate events affecting an Underlying Stock, as described under “Description of ARNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier of an Underlying Stock or other terms of the ARNs may adversely affect the Closing Market Price of that Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of ARNs.

Risks Relating to Underlying Stocks That Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of that Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of that Underlying Stock may decrease while the market price of its underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of that Underlying Stock and consequently, the value of, and any amount payable on, the ARNs.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of, and any amount payable on, your ARNs.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of ARNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in a successor to the Over-The-Counter Bulletin Board (an “OTC Exchange”) as operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the applicable Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Market Measure by reference to those common shares, as described below under “Description of ARNs—Delisting of ADRs or Termination of

ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of, or any amount payable on, ARNs.

Other Risk Factors Relating to an Underlying Stock

The applicable term sheet may set forth additional risk factors as to an Underlying Stock that you should review prior to purchasing ARNs.

Valuation- and Market-Related Risks

Our initial estimated value of the ARNs will be lower than the public offering price of the ARNs. Our initial estimated value of the ARNs is only an estimate. The public offering price of the ARNs will exceed our initial estimated value because it includes costs associated with selling and structuring the ARNs, as well as hedging our obligations under the ARNs with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge.

Our initial estimated value of the ARNs does not represent future values of the ARNs and may differ from others’ estimates. Our initial estimated value of the ARNs is determined by reference to our internal pricing models when the terms of ARNs are set. These pricing models consider certain factors, such as our internal funding rate (which is the rate we would pay to borrow funds through the issuance of market-linked notes, such as the ARNs) on the pricing date, the expected term of the ARNs, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the ARNs that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the ARNs could change significantly based on, among other things, the performance of the Market Measure, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the ARNs, are expected to reduce the price at which you may be able to sell the ARNs in any secondary market and will affect the value of the ARNs in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your ARNs in any secondary market (if any exists) at any time.

Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the ARNs generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the ARNs to be more favorable to you. Consequently, our use of an internal funding rate for the ARNs would have an adverse effect on the economic terms of the ARNs, the initial estimated value of the ARNs on the pricing date, and the price at which you may be able to sell the ARNs in any secondary market.

We cannot assure you that there will be a trading market for your ARNs. If a secondary market exists, we cannot predict how the ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for the ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the ARNs, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those ARNs could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list ARNs on any securities exchange or quotation system. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, or if a trading market does develop, that there will be liquidity in the trading market.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed at your option prior to maturity. If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

●Value of the Market Measure. We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure decreases. However, as the value of the Market Measure increases or decreases, the market value of ARNs is not expected to increase or decrease at the same rate. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a price that is greater than the Capped Value.

●Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary, In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of your ARNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

●Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock or commodity markets generally, may adversely affect the value of the Market Measure and the market value of ARNs. If an Underlying Stock is an ADR, the value of, and any amount payable on, your ARNs may also be adversely affected by similar events in the markets of the relevant foreign country.

●Interest Rates. We expect that changes in interest rates will affect the market value of ARNs. In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of the ARNs may be adversely affected. If an Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the price of the ADR, and, thus, the market value of the ARNs may be adversely affected.

●Dividend Yields. In general, if the cumulative dividend yield on any Underlying Stock increases, we anticipate that the market value of the ARNs will decrease.

●Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the ARNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the ARNs.

●Time to Maturity. There may be a disparity between the market value of the ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the ARNs will approach the expected Redemption Amount to be paid at maturity.

Conflict-Related Risks

Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on the ARNs and their market value. We, the agents, and our or their respective affiliates may buy or sell shares of an Underlying Stock, futures or options contracts or exchange-traded instruments on an Underlying Stock, or other listed or over-the counter derivative instruments linked to an Underlying Stock. We, the agents, and our or their respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the ARNs. These transactions could adversely affect the price of an Underlying Stock in a manner that could be adverse to your investment in ARNs. On or before the applicable pricing date, any purchases or sales by us, the agents, and our or their respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the ARNs), may increase the price of an Underlying Stock. Consequently, the price of that Underlying Stock may decrease subsequent to the pricing date of an issue of the ARNs, which may adversely affect the market value of the ARNs.

We, the agents, or one or more of our or their respective affiliates expect to also engage in hedging activities that could increase the price of an Underlying Stock on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your ARNs prior to maturity and may reduce the Redemption Amount. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the price of any Underlying Stock, the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the ARNs. Any such short positions could adversely affect future trading prices of the ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.

We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs. We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to ARNs and an Underlying Stock. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on the ARNs is more or less than the principal amount of the ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.

Our business activities and those of the agents relating to an Underlying Company or the ARNs may create conflicts of interest with you. We, the agents, and our or their respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to such company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of your ARNs. None of us, the agents, or our or their respective affiliates makes any representation to any purchasers of the ARNs regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the ARNs should undertake an independent investigation of any Underlying Stock and any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the agents, or our or their respective affiliates.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent for the ARNs and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your ARNs, such as when a Market Disruption Event occurs or an event occurs with respect to an Underlying Stock that requires adjustment to the terms of your notes. The exercise of this discretion by the calculation agent could adversely affect the value of, and any amount payable on, your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on the ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you” above.

General Credit-Related Risks

Payments on ARNs are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of, or any amounts payable on, ARNs. ARNs are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the ARNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs. However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

Tax-Related Risks

The U.S. federal income tax consequences of an investment in ARNs are uncertain, and may be adverse to a holder of ARNs. Significant aspects of the tax treatment of the ARNs are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the ARNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the ARNs, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for the ARNs, the timing and/or character of income on the ARNs could be materially and adversely affected.

Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in notes that are linked to shares of a PFIC, REIT or other “pass-thru entity” or a basket that contains PFICs, REITs or other “pass-thru entities” could be treated as a “constructive ownership transaction”, which could result in part or all of any long-term capital gain realized by you being recharacterized as ordinary income and subject to an interest charge.

In addition, in 2007, the IRS released Notice 2008-2, which may affect the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, and the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering various issues relating to such instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in certain ARNs, possibly with retroactive effect.

Prospective investors should review the discussion under “Material U.S. Federal Income Tax Consequences” herein and the discussion in the applicable term sheet relating to an offering of ARNs for a discussion of the tax treatment and possible alternative treatments of the ARNs.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ARNs (including possible application of Section 1260, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any Underlying Company).

For a more complete discussion of the Canadian federal income tax consequences of investing in the ARNs, please see “Supplemental Discussion of Canadian Federal Income Tax Consequences” herein, any further Canadian tax discussions in the applicable term sheet and “Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor about your own tax situation and the consequences of acquiring, holding and disposing of the ARNs and receiving any payments that might be due under the ARNs.

Any conclusion that no portion of the interest paid or credited or deemed to be paid or credited on an ARN will be “Participating Debt Interest” (as defined below) subject to Canadian withholding tax is based in part on the current published administrative position of the Canada Revenue Agency (the “CRA”). There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on an ARN is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.

USE OF PROCEEDS and hedging

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the accompanying prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs, although we have no obligation to do so.

DESCRIPTION OF ARNs

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Senior Note Program, Series A” that will be issued under the senior debt securities indenture, as amended or supplemented from time to time. The senior debt securities indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under “Description of the Notes” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer” in the accompanying prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

Unless otherwise specified in the applicable term sheet, the ARNs are not bail-inable notes (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus and accompanying prospectus supplement relating to bail-inable notes will not apply to the ARNs.

 A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

The maturity date of the ARNs and the aggregate principal amount of each issue of ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable by us, except under the limited circumstances set forth below under “—Anti-Dilution Adjustments—Reorganization Events,” or repayable at the option of any holder. ARNs are not subject to any sinking fund. ARNs are not subject to the defeasance provisions described in the accompanying prospectus under the caption “Description of the Debt Securities We May Offer—Defeasance.”

ARNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet. You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

●If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

●If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the applicable term sheet.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

If specified in the applicable term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more Market Measures. The specific terms of any Relative Value ARNs will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical prices of the Underlying Stock or Underlying Stocks. However, historical prices of any Underlying Stock are not indicative of its future performance or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest, including any voting rights, in any Underlying Stock, nor dividends paid, or other distributions made, by any Underlying Company.

The Starting Value and the Ending Value

Starting Value

The “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”

The “calculation day” means a trading day shortly before the maturity date on which a Market Disruption Event has not occurred. The calculation day will be set forth in the applicable term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

• if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

• if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange nor included in an OTC Exchange, the last reported sale price of the principal trading session on an OTC Exchange on that day;

• if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as determined by the calculation agent); or

• if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our or their respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent.

If, with respect to an Underlying Stock, (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-trading day on that day, and such day will be deemed to be the calculation day.

The initial “Price Multiplier” for an Underlying Stock will be one, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock (or any “successor Underlying Stock,” which is the common equity securities or the ADRs of a Successor Entity (as defined below)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A) the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or successor Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); and

(B) the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock).

For the purpose of determining whether a Market Disruption Event has occurred:

(1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2) a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3) a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4) subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Anti-Dilution Adjustments

As to any Underlying Stock (or successor Underlying Stock), the calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of ARNs

(such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock (or successor Underlying Stock).

The Price Multiplier for an Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.

No adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs will be required other than those specified below. However, the calculation agent may make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of ARNs, including the maturity date and the method of determining the payment on the ARNs, to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of ARNs, the calculation agent may (but is not required to) provide holders of ARNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of ARNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the ARNs (such as the Starting Value), as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier for that Underlying Stock will be adjusted such that the new Price Multiplier will equal the product of:

• the prior Price Multiplier; and

• the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of an Underlying Stock) or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company or otherwise that is given ratably to all holders of the Underlying Stock, then, once the dividend or distribution of additional shares has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

• the prior Price Multiplier; and

• the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Stock to reflect any cash dividends or cash distributions paid with respect to an Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

• the prior Price Multiplier; and

• a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

• in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

• in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the applicable Underlying Stock described under “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

• the prior Price Multiplier; and

• the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the calculation day, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;
(b)

the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;
(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the

Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;
(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)

there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)

the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)

the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall make an adjustment to the Price Multiplier or to any other terms of ARNs as the calculation agent determines appropriate to account for the economic effect on ARNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to ARNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of ARNs and as though the calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of ARNs to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of ARNs, and as though the calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect to not make any of the adjustments to the Price Multiplier for any Underlying Stock or to any other terms of ARNs, but may instead make adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of ARNs as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to ARNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A) holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if ARNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of ARNs as the calculation agent determines to account for that event.

Delisting of ADRs or Termination of ADR Facility

If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in an OTC Exchange, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the applicable Underlying Stock for the ARNs will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of ARNs as it deems necessary to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as determined by the calculation agent.

Underlying Stock

Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the agents, or any of our or their respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, the agents, or any of our respective subsidiaries or affiliates makes any representation to any purchaser of ARNs as to the performance of any Underlying Stock.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Stocks may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will equal:

●the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

●the Closing Market Price of that Basket Stock on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC	50.00%	$50.00	1.00000000	50.00
Stock XYZ	25.00%	$24.00	1.04166667	25.00
Stock RST	25.00%	$10.00	2.50000000	25.00
Starting Value			100.00

________________

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or if the pricing date is determined by the calculation agent not to be a trading day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the Closing Market Price of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the Closing Market Price of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-trading day occurs for that Basket Component on the pricing date and on each day thereafter to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Ending Value of the Basket

The “Ending Value” of the Basket will be the value of the Basket on the calculation day. The value of the Basket will equal the sum of the products of the Closing Market Price of each Basket Stock on a trading day multiplied by (a) its Price Multiplier on that day, and (b) the Component Ratio for each Basket Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock. Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the prices of the Basket Stocks for that non-calculation day, and as a result, the Ending Value, as follows:

●The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on such non-calculation day.

●The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the second to last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Underlying Stock” will be references to “Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, trading days and non-calculation days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through DTC against payment by purchasers of ARNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt securities indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior debt securities indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the ARNs matured on the date of acceleration, and as if the calculation day were the fifth trading day prior to the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under “Description of the Debt Securities We May Offer—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Listing

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the ARNs, and BofAS will act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described under “Supplemental Plan of Distribution (Conflicts of Interest)” of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the accompanying prospectus supplement, and the accompanying prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding the Bank or for any purpose other than that described in the immediately preceding sentence.

SUpplemental discussion of Canadian FEDERAL INCOME tax consequences

In the opinion of Osler, Hoskin & Harcourt, LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, ARNs, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of ARNs and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of ARNs, does not use or hold ARNs in a business carried on in Canada, is not a “specified nonresident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank, is not an entity in respect of which the Bank is a “specified entity” as defined in the Act, is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the ARNs, and does not receive any payment of interest on the ARNs in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the ARNs will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on an ARN (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the ARN in certain cases involving the assignment, deemed assignment or other transfer of an ARN to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Unless otherwise specified in the relevant term sheet, no portion of the interest paid or credited or deemed to be paid or credited on an ARN will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on an ARN will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of an ARN, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the ARNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how the ARNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the ARNs and does not purport to be a complete analysis of all tax consequences relating to the ARNs. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet may contain a further discussion of the U.S. federal income tax consequences applicable to certain ARNs. The summary of the U.S. federal income tax considerations contained in the applicable term sheet supersedes the following summary to the extent it is inconsistent therewith. In addition, the discussion below assumes that an investor in the ARNs will be subject to a significant risk that it will lose a significant amount of its investment in the ARNs. If an investor in the ARNs is not subject to a significant risk that it will lose a significant amount of its investment in the ARNs, the U.S. federal income tax treatment of those ARNs may differ substantially from that described in the discussion below and such treatment will be described in the applicable term sheet. The discussion below also assumes that the ARNs will not provide for interest payments. If the ARNs provide for interest payments, the U.S. federal income tax treatment of the coupon will be described in the applicable term sheet. Prospective purchasers of the ARNs are urged to read the discussion below in addition to the discussion in the applicable term sheet relating to the ARNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the ARNs and receiving payments under the ARNs.

This discussion applies to you only if you acquire your ARNs upon initial issuance and hold your ARNs as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

●a dealer in securities or currencies,

●a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

●a financial institution or a bank,

●a regulated investment company (a “RIC”) or a real estate investment trust (a “REIT”) or a common trust fund,

●a life insurance company,

●a tax-exempt organization or an investor holding the ARNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

●a person that owns ARNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the ARNs or a “wash sale” with respect to the ARNs or any Market Measure,

●a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

●taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

If you are considering the purchase of an ARN, you should consult your tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as otherwise noted under “non-U.S. holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ARN and you are: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the ARNs, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ARNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the ARNs.

In addition, we will not attempt to ascertain whether an Underlying Company would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of an ARN. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Unless otherwise specified in the applicable term sheet, we expect that our special U.S. tax counsel, Ashurst LLP, based on certain factual representations received from us, would be able to opine that it would be reasonable to treat your ARNs as pre-paid derivative contracts with respect to the Market Measure and the terms of the ARNs require you and us (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to treat the ARNs for all tax purposes in accordance with such characterization. If the ARNs are so treated, you should generally not accrue any income with respect to the ARNs during the term of the ARNs until a taxable disposition of the ARNs and you should generally recognize gain or loss upon such taxable disposition of your ARNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ARNs. In general, your tax basis in your ARNs will be equal to the amount you paid for your ARNs. Subject to the discussion below of the “constructive ownership” rules, such recognized gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

It is possible that the IRS could assert that your holding period in respect of your ARNs should end on the date on which the amount you are entitled to receive upon maturity of your ARNs is determined, even though you will not receive any amounts from the Bank in respect of your ARNs prior to the maturity of your ARNs. In such case, you may be treated as having a holding period in respect of your ARNs ending prior to the maturity date for your ARNs, and your holding period may be treated as less than one year even if you receive cash on the maturity date of your ARNs at a time that is more than one year after the beginning of your holding period.

Except to the extent otherwise required by law or specified in the applicable term sheet, we intend to treat your ARNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2

In 2007, the IRS released Notice 2008-2, which may affect the taxation of holders of the ARNs. According to this notice, the IRS and the Treasury are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ARNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the ARNs.

Section 1260

 If an ARN references a Market Measure that is treated as equity in a RIC (or a “trust”) such as certain exchange traded funds, a REIT, a PFIC, a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the “constructive ownership” rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the ARNs could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the ARNs is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such ARNs will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the ARNs (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition).

 Because the application of the constructive ownership rules to the ARNs is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the ARNs.

Alternative Treatments

Because of the absence of authority regarding the appropriate tax characterization of your ARNs, it is possible that the IRS could seek to characterize your ARNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the ARNs.

Contingent Payment Debt Instrument. If the ARNs have a term that is more than one year, it is possible that the ARNs could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the ARNs are so treated, you would be required to accrue interest income over the term of your ARNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ARNs. You would recognize gain or loss upon the taxable disposition of your ARNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ARNs. In general, your adjusted basis in your ARNs would be equal to the amount you paid for your ARNs, increased by the amount of interest you previously accrued with respect to your ARNs. Any gain you recognize upon the taxable disposition of your ARNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ARNs, and, thereafter, would be capital loss.

Contingent Short-Term Debt Instrument. Similarly, if the ARNs have a term of one year or less, it is possible that the ARNs could be treated as contingent short-term debt instruments. However, there are no specific rules that govern this type of instrument, and therefore, if the ARNs were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of the ARNs would not be entirely clear.

Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure or any Basket Components, (ii) any gain or loss that you recognize upon a taxable disposition of the ARNs should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue ordinary interest income over the term of your ARNs or (iv) you should be required to include in ordinary income an amount equal to any increase in the Market Measure that is attributable to ordinary income that is realized in respect of the Market Measure, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ARNs for U.S. federal income tax purposes.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the ARNs, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Information Reporting with Respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their ARNs if they do not hold their ARNs in an account maintained by a financial institution and the aggregate value of their ARNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its ARNs and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the ARNs or a sale of the ARNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the ARNs or a sale of the ARNs to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of ARNs.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the ARNs will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, you are a non-U.S. holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes: (i) a non-resident alien individual; (ii) a non-U.S. corporation; or (iii) an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the notes. Subject to Section 871(m) of the Code and FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the ARNs as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the ARNs if the non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.

Subject to Section 897 of the Code, as discussed below, gain realized on a taxable disposition of the ARNs by a non-U.S. holder will not be subject to U.S. federal income tax, unless:

●the gain with respect to the ARNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;

●the non-U.S. holder is a nonresident alien individual who holds the ARNs as a capital asset and is present in the U.S. for 183 days or more in the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption or repayment of principal at maturity) and certain other conditions are satisfied; or

●the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the ARNs by the non-U.S. holder is described in either of the preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether an Underlying Company would be treated as a “United States real property holding corporation” (“USRPHC”) or whether the ARNs should be treated as “United States real property interests” (“USRPIs”), each as defined in Section 897 of the Code. If an Underlying Company and/or the ARNs were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of an ARN upon a taxable disposition of the ARNs to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the ARNs as USRPIs.

Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will generally apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2019, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not Delta-One Specified ELIs and are issued before January 1, 2027.

The 30% withholding tax may also apply if the ARNs are deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Market Measure or the ARNs, and following such occurrence the ARNs could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the ARNs under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Market Measure or the ARNs. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the ARNs, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) of the Code to the ARNs (including in the context of their other transactions in respect of a Market Measure or the ARNs, if any) and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The ARNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the ARNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the ARNs at death.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their ARNs through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments similar to the ARNs that were purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there will be no interest payments over their term.

Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the ARNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs. Holders are urged to consult their tax advisors regarding the possible changes in law and their possible impact on an investment in the ARNs.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ARNs (including possible application of Section 1260 of the Code, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and any Underlying Company).

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ARNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the ARNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the ARNs. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider and in connection with which the Plan receives no less, nor pays no more, than adequate consideration (the “Service Provider Exemption”).

Because we, the Bank and the agents each may be considered a party in interest or disqualified person with respect to many Plans, the ARNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of or with the assets of any Plan, transferee or holder of the ARNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such ARNs on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.

Further, any person acquiring or holding the ARNs on behalf of any Plan or with any Plan assets shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the ARNs, (y) none of us, BofAS or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the ARNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that (a) none of us, BofAS, or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the ARNs, or as a result of any exercise by us or our affiliates of any rights in connection with the ARNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ARNs and the transactions contemplated with respect to the ARNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the ARNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such ARNs and not a fiduciary to such purchaser. Purchasers of the ARNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ARNs do not violate the prohibited transaction rules of ERISA or the Code or any similar laws applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.